Exhibit 23.3

04 December 2012

DAWN LIMITED PARTNERSHIP (“DLP”)

CONSENT OF INDEPENDENT VALUER

We have reviewed the proposed published references to CBRE Limited and our valuations of DLP’s Sunrise Communities for financial statements as at December 31 2009, December 31 2010 and December 31 2011.

We consent to the use of our name, CBRE Limited, with respect to the Report and Group Financial Statements of Dawn Limited Partnership for the year ended December 31, 2011, included in this Form 8-K/A.

LIANE M SMITH BSC MSC MRICS

DIRECTOR - VALUATION & ADVISORY SERVICES

For And On Behalf Of CBRE Limited